Exhibit 12

FORM OF LOCK-UP AGREEMENT

[            ], 2013

Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, NY 10010

Re:	Standard Pacific Corp.

Ladies and Gentlemen:

The undersigned understands that you, as Underwriter (the “Underwriter”), propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) with Standard Pacific Corp., a Delaware corporation (the “Company”), and the Selling Stockholders listed on Schedule I to the Underwriting Agreement, providing for the public offering (the “Public Offering”) of shares of common stock, par value $0.01 per share (“Common Stock”), of the Company (the “Securities”), by you. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Underwriting Agreement.

In consideration of your agreement to purchase and make the Public Offering of the Securities, and for other good and valuable consideration receipt of which is hereby acknowledged, the undersigned hereby agrees that, without the prior written consent of the Underwriter, the undersigned will not, during the period ending 90 days after the date of the prospectuses relating to the Public Offering (the “Prospectus”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (including without limitation, Common Stock or such other securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any such offer, sale, pledge or disposition, (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock or such other securities convertible into or exercisable or exchangeable for Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise or (3) make any demand for or exercise any right with respect to the registration of any Common Stock or any security convertible into or exercisable or exchangeable for Common Stock, in each case other than (A) the Securities to be sold by the undersigned pursuant to the Underwriting Agreement, (B) transfers of shares of Common Stock as a bona fide gift or gifts, (C) distributions of Common Stock to members or stockholders of the undersigned, (D) in the case of an expiring stock option (including if the undersigned’s services with the Company are terminated during such 90-day period), the sale of Common Stock issuable upon the exercise thereof in an amount limited to the amount necessary to pay any tax liabilities associated therewith, (E) if the undersigned is an individual, upon the death of the undersigned, transfers of Common Stock by the estate of the undersigned, (F) repurchases of Common Stock by the Company from the undersigned to satisfy tax withholding obligations arising upon the vesting of performance share awards and restricted stock granted to the undersigned prior to the date of this Letter Agreement and (G) any transfer pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of Common Stock involving a change of control of the Company; provided that in the case of any transfer or distribution pursuant to clause (B) or (C), each donee or distributee shall execute and deliver to the Underwriter a lock-up letter in the form of this paragraph; and provided further that in the case of any transfer or distribution pursuant to clause (B) or (C), no filing by any party (donor, donee, transferor or transferee) under the Securities Exchange Act of 1934, as amended, or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing on a Form 5 made after the expiration of the 90-day period referred to above).

In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the securities described herein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Letter Agreement.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Letter Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

The undersigned understands that if the Underwriting Agreement does not become effective prior to May 15, 2013, or if the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Securities to be sold thereunder, the undersigned shall be released from all obligations under this Letter Agreement. The undersigned understands that the Underwriter is entering into the Underwriting Agreement and proceeding with the Public Offering in reliance upon this Letter Agreement.

This Letter Agreement and any claim, controversy or dispute arising under or related to this Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof.

Very truly yours,

By:

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